Certificate of Incorporation
BEVERAGE PACKAGING HOLDINGS I LIMITED 6527532
NZBN: 9429046436917
This is to certify that BEVERAGE PACKAGING HOLDINGS I LIMITED was incorporated under the Companies Act 1993 on the 31st day of October 2017.

Registrar of Companies 31st day of October 2017

For further details relating to this company check http://app.companiesoffice.govt.nz/co/6527532 Certificate generated 31 October 2017 02:59 PM NZDT